UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  June 10, 2019

U.S. PREMIUM BEEF, LLC

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-115164

20-1576986
(Commission File Number)	(I.R.S. Employer Identification No.)

12200 North Ambassador Drive

Kansas City, Missouri
64163
(Address of principal executive offices)	(Zip Code)

(816) 713-8800
Registrant's telephone, number, including area code

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 2 through 9 are not applicable and are therefore omitted.

Item 1.01        Entry into a Material Definitive Agreement

Amendment of Cattle Purchase and Sale Agreement

            On June 10, 2019, U.S. Premium Beef, LLC (the "Company") entered into the First Amended and Restated Cattle Purchase and Sale Agreement (the "A&R Agreement"), by and between National Beef Packing Company, LLC, a Delaware limited liability company ("National Beef"), and the Company, which amended, replaced and superseded the Cattle Purchase and Sale Agreement dated December 30, 2011, by and between National Beef and the Company (the "Prior Agreement").  The Company owns an approximate 15% limited liability company membership interest in National Beef.

The terms and conditions of the A&R Agreement are substantially the same as those of the Prior Agreement, which terms and conditions are described in the current report on Form 8-K dated December 30, 2011 (File No. 333-115164) and which Prior Agreement was attached as Exhibit 10.2 to such Form 8-K, except that the terms and conditions of the A&R Agreement amend and restate the terms and conditions of the Prior Agreement in the following material ways:

1.   Under the Prior Agreement, if National Beef acquired or developed new processing (slaughter) facilities, then the Company had a first right to provide cattle to those facilities at the same proportion as provided to the existing facilities as of the effective date of the Prior Agreement.  Under the A&R Agreement such proportion will be 25% of the cattle delivery to a new National Beef facility.

2.   The Prior Agreement provided that the purchase price of cattle shall be determined pursuant to a grid pricing model described in Section 2(a) of the Prior Agreement.  Such grid pricing model remains, except that with respect to the Tama, Iowa processing facility recently acquired by National Beef, the purchase price for cattle delivered by Company members shall be no less favorable than any other pricing grid that National Beef offers to any other seller of cattle delivering to such Tama, Iowa processing facility or to non-grid cattle with comparable performance.

3.   Pursuant to the Prior Agreement, the term of the agreement automatically extended for a period of one year unless either party elected to not extend the term.  Pursuant to the A&R Agreement, the term of the agreement shall be extended to five years unless either party elects to not extend the term.

SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

U.S. PREMIUM BEEF, LLC

By: /s/ Stanley D. Linville
Stanley D. Linville,
Chief Executive Officer

Dated:  June 11, 2019